September 15, 2008

ArthroCare Corporation
7500 Rialto Boulevard
Building Two, Suite 100
Austin, Texas 78735
Attention: Michael Gluk
Senior Vice President, Chief Financial Officer

Re:      Credit Agreement dated as of January 13, 2006 (as amended by that certain First Amendment dated as of December 18, 2007 and as further amended, restated, supplemented or otherwise modified prior to the date hereof, the "Credit Agreement") by and among ArthroCare Corporation, a Delaware corporation, as Borrower (the "Borrower'), the banks and other financial institutions party thereto from time to time, as Lenders (the "Lenders") and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C issuer (the "Administrative Agent"). Each capitalized term used herein but not defined herein shall be defined in accordance with the Credit Agreement.

Dear Mr. Gluk:

The Borrower previously advised the Administrative Agent and the Lenders that it would be restating its financial statements for fiscal years 2006, 2007 and the first quarter of 2008 as more fully described in the Borrower's 8-K filing of July 21, 2008 (such financial restatements, collectively, the "Restatement"). In a letter dated July 29, 2008, the Administrative Agent, on behalf of and at the direction of Lenders constituting Required Lenders, consented to an extension of the deadline for delivery of the June 30, 2008 financial statements to September 15, 2008. You have recently advised us that further additional time is requested/needed by the Borrower to complete the Restatement and provide the financial statements required by the Credit Agreement for the quarter ended June 30, 2008, as well as the quarter ended September 30, 2008. Accordingly, the Borrower has requested that the delivery deadline for the June 30, 2008 financial statements be extended from September 15, 2008 to December 1, 2008 and that the deadline for the September 30, 2008 financial statements be extended to December 1, 2008 (the foregoing extensions, collectively, the "Second Extension Period"). Such Second Extension Period would be used by the Borrower to complete the Restatement. It is hereby agreed and acknowledged that this letter agreement shall constitute a Loan Document for all purposes under the Credit Agreement.

As a condition precedent to granting this second extension, the Borrower hereby (a) confirms that, after giving effect to the extension for delivery of financial information set forth herein, no Default or Event of Default has occurred and is continuing, (b) represents and warrants that all statements made by or on behalf of the Borrower related to the Restatement in all annual, regular, periodic and special reports that the Borrower has filed with the SEC on or prior to the date of this letter agreement are true, correct and complete in all material respects and (c) hereby confirms and agrees that, from the date of this letter agreement through and including the last day of the Second Extension Period, (i) it has, and will have, sufficient liquidity (exclusive of any further requests for Credit Extensions) to meet all of its anticipated expenditures and (ii) it will not request any Credit Extension during such Second Extension Period (other than a continuation or conversion of an existing Eurocurrency Rate Loan or the extension/renewal of an existing Letter of Credit).

Subject to the terms and conditions hereof, the Administrative Agent, on behalf of and at the direction of Lenders constituting Required Lenders, hereby consents to (a) a further extension of the deadline for delivery of the June 30, 2008 financial statements to December 1, 2008 and (b) an extension for delivery of the financial statements for the quarter ending September 30, 2008 until December 1, 2008.

Except as expressly set forth in the preceding paragraph, the Credit Agreement and each other Loan Document shall remain in full force and effect, and this letter shall not waive, affect, or diminish any right of the Administrative Agent and the Lenders to demand strict compliance and performance with the Credit Agreement and the other Loan Documents. In furtherance thereof, the Administrative Agent and the Lenders hereby reserve all rights and remedies, and shall be entitled, to pursue at any time and from time to time, without notice, demand or any other action, any and all rights and remedies provided under the Credit Agreement and/or the other Loan Documents, at law, in equity or otherwise, whether or not with respect to any existing Events of Default, all in the sole and absolute discretion of the Administrative Agent and the Lenders. Except as expressly set forth in the preceding paragraph, neither this letter nor any other communication between the Administrative Agent and/or the Lenders, on the one hand, and the Borrower, on the other hand, shall be construed as a consent, waiver, forbearance or other modification with respect to any term, condition or other provision of the Agreement and/or any other Loan Document. Neither this letter, any other communication between the Administrative Agent and/or the Lenders, on the one hand, and the Borrower, on the other hand, nor any act or omission on the part of the Administrative Agent and/or the Lenders constitutes, or shall be deemed to constitute, a course of conduct or a course of dealing so as to justify an expectation by the Borrower that the Administrative Agent and the Lenders will not exercise any rights or remedies available to them with respect to any existing Event of Default or any subsequent Event of Default or an expectation by the Borrower that the Administrative Agent and the Lenders will waive any existing Event of Default or any subsequent Event of Default.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.